Exhibit 99.1

1440 Davey Road Woodridge, IL 60517 (Phone) 630.739.6744 (Fax) 630.739.6754 www.advancedlifesciences.com

Company Contact: Joe Camp 630-754-4352

Email: jcamp@advancedlifesciences.com

July 31, 2009

Advanced Life Sciences Receives Complete Response Letter from FDA for
Restanza™ (Cethromycin) in Community Acquired Pneumonia

Initiating Plans to Continue Development of Restanza in CAP

CHICAGO, IL, July 31, 2009/PRNewswire/: — Advanced Life Sciences Holdings, Inc. (OTCBB: ADLS) announced that it received a complete response letter today from the U.S. Food and Drug Administration (FDA) regarding its New Drug Application (NDA) for Restanza™ (cethromycin) for the outpatient treatment of adults with mild-to-moderate community acquired pneumonia (CAP).  In its letter, the FDA indicated that they cannot approve the application for Restanza in its current form and that, to gain approval, additional clinical data is required to demonstrate efficacy. Advanced Life Sciences submitted the NDA in September, 2008 based on the results of 53 clinical studies including 2 pivotal Phase 3 studies in CAP and a safety database of over 5,000 patients.

Advanced Life Sciences intends to comply with the Agency’s recommendations and continue to pursue approval of Restanza in CAP. The Company believes that an additional well-controlled clinical study designed to demonstrate efficacy in a more severe CAP population will likely be required for the approval of Restanza.  In parallel, the Company will continue to advance Restanza as a biodefense agent against anthrax, plague and tularemia.

On June 2, 2009, the FDA Anti-Infective Drugs Advisory Committee (AIDAC) reviewed the Restanza NDA. The AIDAC voted that Restanza demonstrated safety for the outpatient treatment of adults with mild-to-moderate CAP, but voted that Restanza did not demonstrate efficacy in the treatment of CAP. The committee’s negative vote on the drug candidate’s efficacy followed a discussion that the Restanza NDA included data on patients with mild-to-moderate disease and that the new draft guidance for developing treatments for CAP, released in March, 2009, requires the enrollment of moderate-to-severe CAP patients for approval in the mild-to-moderate CAP indication. Advanced Life Sciences’ pivotal Phase 3 program included in the NDA was designed and conducted under prior FDA guidance and before the new draft guidance was released.

Advanced Life Sciences is moving expeditiously to develop a protocol for an additional Phase 3 trial that is designed to satisfy the FDA’s request for additional efficacy information. The Company intends to meet with and work closely with the Agency to design and establish a protocol under a Special Protocol Assessment. The company anticipates that initiation of the additional Phase 3 program could take place in the first half of 2010. Advanced Life Sciences is working collaboratively on these clinical plans with Wyeth, its development and commercialization partner in the Asia Pacific region.

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“Advanced Life Sciences appreciates the FDA’s response to the Restanza NDA and is committed to complying with the Agency’s requirements to conduct a clinical program that could lead to approval in CAP,” said Dr. Michael Flavin, Chairman and CEO of Advanced Life Sciences.  “We are, however, disappointed that the timing of the new draft CAP guidance issuance had an unfortunate impact on the outcome of our NDA.  Looking ahead, we intend to design a study that complies with the new draft CAP guidance and we will work with the Agency to determine the optimal pathway to registration.”

Dr. Flavin continued, “We remain encouraged by the supportive comments made by AIDAC committee members in June relative to their positive view of the safety profile of Restanza, the therapeutic need for more effective treatments for CAP and their interest in seeing the Company pursue further development. We continue to receive strong support from our commercial partner Wyeth and intend to work in close collaboration with them as we implement our clinical program. We believe that Restanza has significant therapeutic and commercial potential as a novel agent to combat CAP as well as other lethal pathogens that represent serious bioterror threats to public health, and we intend to explore all avenues that can lead to success.  We expect key data to be available and reported from our ongoing pivotal studies in plague and tularemia by the end of 2009.  We plan to submit an NDA amendment seeking marketing approval for the biodefense indications in the first quarter of 2010.”

In addition to developing Restanza as a potential treatment for CAP, Advanced Life Sciences has received a $3.8 million contract from the Department of Defense, via the Defense Threat Reduction Agency (DTRA), to fund NDA-enabling studies to evaluate Restanza’s efficacy against bioterror agents such as tularemia, plague and melioidosis. In June, the company announced that Restanza demonstrated a 100% survival rate against an inhaled lethal dose of anthrax following a 14-day course of treatment in a second non-human primate study. The study was supported by the National Institute of Allergy and Infectious Diseases (NIAID).

Conference Call to Discuss the Restanza CAP NDA

Advanced Life Sciences will host a conference call and live webcast at 8:30 a.m. Eastern Time on Monday, August 3, 2009 to discuss the Restanza CAP NDA.  The conference call will be webcast simultaneously over the Internet. Please visit the Investor Relations section of the Advanced Life Sciences corporate website www.advancedlifesciences.com. Alternatively, callers may participate in the conference call by dialing 866.362.4832 (domestic) or 617.597.5364 (international). The passcode for the conference call is 61915444. A replay of the conference call will be available until August 10, 2009. Callers may access the telephone replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 67060945. Investors are advised to dial into the call at least ten minutes prior to the call to register.

About Restanza

Restanza is a novel, once-a-day, oral antibiotic that is in development for the treatment of CAP. It has shown higher in vitro potency and a broader range of activity than macrolides against Gram-positive bacteria associated with respiratory tract infections, and, again in in vitro tests, it appears to be effective against penicillin-, macrolide- and fluoroquinolone-resistant bacteria. Restanza’s demonstrated potency and ability to overcome bacterial resistance may be due to its mechanism of action resulting in specificity for its bacterial target. In addition to its utility in CAP, Restanza is also being investigated for the prophylactic treatment of inhalation anthrax post-exposure. The FDA has designated Restanza as an

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orphan drug for the prophylactic treatment of inhalation anthrax post exposure, but the drug is not yet approved for this or any other indication.

About Community Acquired Pneumonia (CAP)

CAP is the sixth most common cause of death in the United States. CAP and other respiratory tract infections are caused by pathogens such as Streptococcus pneumoniae and Haemophilus influenzae. CAP affects 5.6 million patients in the United States each year, with 10 million physician visits and 2 million hospitalizations occurring annually.

Macrolides and penicillins are currently the front-line treatments for respiratory tract infections such as CAP.   As macrolide and penicillin resistance grows and has the potential to cause more clinical failures, there is a need for new antibiotics with unique mechanisms of action that can overcome this emerging resistance.

About Advanced Life Sciences

Advanced Life Sciences is a biopharmaceutical company engaged in the discovery, development and commercialization of novel drugs in the therapeutic areas of infection, cancer, respiratory diseases and biodefense.  For more information, please visit us on the web at www.advancedlifesciences.com.

Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  These risks and uncertainties include, among others, those relating to technology and product development, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in Advanced Life Sciences’ filings with the Securities and Exchange Commission.  Advanced Life Sciences undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.

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